Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HERON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate- Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	—	—	—	$0.0001531	—
	Equity	Preferred Stock, par value $0.01 per share	457(o)	—	—	—	$0.0001531	—
	Debt	Debt Securities	457(o)	—	—	—	$0.0001531	—
	Other	Warrants	457(o)	—	—	—	$0.0001531	—
	Other	Rights	457(o)	—	—	—	$0.0001531	—
	Other	Units	457(o)	—	—	—	$0.0001531	—
	Unallocated (Universal) Shelf		457(o)	—	—	$125,000,000	$0.0001531	$19,137.50
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$125,000,000	$0.0001531	$19,137.50
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$19,137.50

(1)
The amount to be registered consists of an indeterminate number of securities of common stock, preferred stock, debt securities, warrants, rights or units having an aggregate offering price not to exceed $125,000,000. The securities registered also include such indeterminate amounts and shares of common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)
The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.